Exhibit-3.36
CERTIFICATE OF INCORPORATION
OF
AVAGO TECHNOLOGIES WIRELESS (U.S.A.) INC.
ARTICLE I
     The name of the corporation is Avago Technologies Wireless (U.S.A.) Inc. (the “Corporation”).
ARTICLE II
     The address of this Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of Newcastle. The name of its registered agent at such address is Corporation Service Company.
ARTICLE III
     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE IV
     The total number of shares of all classes of stock that the corporation shall have authority to issue is One Thousand (1,000), all of which shall be designated common stock with a par value of $0.001 per share.
ARTICLE V
     The name and mailing address of the incorporator is:
Linda T. Kingsbury
Latham & Watkins LLP
505 Montgomery Street, Suite 2000
San Francisco, CA 94111-2562
ARTICLE VI
     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

ARTICLE VII
     Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
ARTICLE VIII
     No director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.
[Remainder of Page Intentionally Left Blank; Signature Page Follows]

     I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, herein declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 22nd day of September, 2005.

/s/ Linda T. Kingsbury
Linda T. Kingsbury
Incorporator